Exhibit (h)(iii)(b)

AMENDMENT NO. 5 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 1st day of December, 1997, by and amount Variable Insurance Products Fund II, Fidelity Distributors Corporation and The Guardian Insurance & Annuity Company, Inc. the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on February 7, 2005.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:
Name:
Title:

VARIABLE INSURANCE PRODUCTS FUND

By:
Name:
Title:

FIDELITY DISTRIBUTORS CORPORATION

By:
Name:
Title:

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Contracts Funded By Separate Account
Separate Account K (November 18, 1993)	Park Avenue Life (’95 and ’97) Park Avenue Life 2000

Separate Account M (February 27, 1997)	Park Avenue VUL

Separate Account E (September 26, 1996)	The Guardian Investor Retirement Asset Manager Variable Annuity Contract

Separate Account F (February 24, 2000)	C+C Variable Annuity Contract

Separate Account N (September 23, 1999)	Park Avenue VUL-Millennium Series

Separate Account D (1986)	The Guardian Investor Individual Variable Annuity Contract

Separate Account A (1981)	ValueGuard II Individual and Group Deferred Variable Annuity Contract

Separate Account Q (March 14, 2002)	Guardian Investor Income Access Variable Annuity Contract

Separate Account R (March 12, 2003)	The Guardian Investor Asset Builder Variable Annuity Contract

Separate Account F (February 24, 2000)	The Guardian CXC Variable Annuity Contract (offered under the Separate Account February 7, 2005)